Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this annual report on Form 20-F of our report dated April 30, 2021, relating to the financial statements of ParcelPal Technology Inc. for the years ended December 31, 2020, 2019, and 2018, which appears in ParcelPal Technology Inc.’s Annual Report on Form 20-F for the year ended December 31, 2020, and which is incorporated by reference to ParcelPal Technology Inc.’s Registration statement on Form F-1 (File No. 333-251485) and to the reference to us under the heading “experts” in the Prospectus of such Registration Statement.

/s/ DMCL LLP

Chartered Professional Accountants
1500 - 1140 West Pender Street
Vancouver, British Columbia, V6E 4G1

April 30, 2021